Exhibit 99.1

RITE AID CORPORATION REALIGNS MANAGEMENT TO STREAMLINE OPERATIONS

PHILADELPHIA – March 8, 2022 – Rite Aid Corporation (NYSE: RAD) today announced steps to realign its management team and streamline the company’s operations, including the elimination of the Rite Aid Chief Operating Officer (COO) position and consolidation of its pharmacy leadership. As a result, Jim Peters, COO, and Jocelyn Konrad, Executive Vice President and Chief Pharmacy Officer, have left the company.

Karen Staniforth, Senior Vice President, Clinical Pharmacy Services, will take on the title of Chief Pharmacy Officer, which going forward will be focused specifically on centralized pharmacy operations in addition to her current responsibilities. Andre Persaud, Executive Vice President and Chief Retail Officer, will take over field operations for pharmacy as well as oversight of front-end operations. Staniforth, Persaud and Erik Keptner, Senior Vice President and Chief Marketing and Merchandising Officer, will report directly to Heyward Donigan, Rite Aid’s President and CEO. In addition, Justin Mennen, Executive Vice President and CIO, will expand his responsibilities to include leadership of all digital and ecommerce and his new title is Chief Digital and Technology Officer.

“The changes we announced today are part of our ongoing efforts to reduce costs and remove layers,” said Ms. Donigan. “Karen, Andre, Erik and Justin have been instrumental in bringing our full suite of retail products and pharmacy services to our customers, and I look forward to working directly with them as we execute on our omni-pharmacy strategy.”

Ms. Donigan continued, “I also want to thank Jim and Jocy for their many contributions and wish them well in their future endeavors.”

About Rite Aid Corporation

As the trusted, everyday care connector, Rite Aid drives lower health care costs through better coordination, stronger engagement, and personalized services that help you achieve whole health for life. We provide an array of whole being health products and services for the entire family through over 2,450 retail pharmacy locations across 17 states. Through Elixir, we provide pharmacy benefits and services to millions of members nationwide. For more information, www.riteaid.com.

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Investor contact:

Byron Purcell

(717) 975-3710

investor@riteaid.com

Media contact:

Terri Hickey

(773) 655-3035

press@riteaid.com